Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos reports 2Q 2013 results

•                  2Q Adjusted EBITDA increased $1.7 million (1.9%) YOY to $91.9 million

•                  2Q Net Revenues decreased $5.0 million (1.7%) YOY to $291.3 million

•                  Record 2Q Adjusted EBITDA margin of 31.5%

•                  Record 2Q Adjusted EPS of $0.60

•                  Pending merger with Pinnacle Entertainment, Inc. expected to close in August 2013

LAS VEGAS, Thursday, July 25, 2013 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the second quarter of 2013.

The second quarter of 2013 proved to be one of our strongest financial performances ever as we produced several records at both the consolidated and property levels during the quarter.  Despite a $5.0 million year-over-year decrease in consolidated net revenues, the continued focus on efficiency in operations contributed to $1.7 million in year-over-year Adjusted EBITDA growth and second quarter records for Adjusted EBITDA margin and Adjusted EPS.

At the property level, Black Hawk established second quarter records in all three of its key financial metrics (net revenues, Adjusted EBITDA and Adjusted EBITDA margin),

Please refer to the tables beginning on page 10 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release.  Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

and Council Bluffs set new benchmarks for second quarter Adjusted EBITDA and Adjusted EBITDA margin.  Additionally, Vicksburg’s Adjusted EBITDA margin of 47.3% was the highest margin ever achieved by any of our properties during a second quarter.

For the second quarter of 2013, consolidated net revenues decreased 1.7% year over year to $291.3 million.  Consolidated second quarter promotional allowances decreased $2.2 million (3.3%) from the 2012 second quarter.  Although the majority of our properties decreased year over year in net revenues, Jackpot increased net revenues $0.6 million (3.9%) year over year mostly as a result of the prior-year second quarter being adversely impacted by construction disruption from a Highway 93 repaving project and a hotel renovation.  Our Kansas City and East Chicago properties each decreased $1.8 million from the prior-year second quarter as they continue to be adversely impacted by competitive challenges in their respective markets.  We believe maintenance on the I-70 bridge near our St. Charles property negatively impacted second quarter results.  However, in May 2013, the Missouri Department of Transportation announced the bridge rehabilitation project will be completed in late summer 2013, nearly three months ahead of the original November 2013 completion date.

For the quarter ended June 30, 2013, consolidated Adjusted EBITDA increased 1.9% over the corresponding period in 2012 to $91.9 million.  Four of our properties improved Adjusted EBITDA on a year-over-year basis, with Council Bluffs up $1.3 million (7.7%) due mostly to marketing efficiencies and Jackpot up $0.7 million (18.1%) for the reasons noted above.  East Chicago increased Adjusted EBITDA by $0.2 million (2.3%) over the prior-year second quarter.  East Chicago benefited from the passage of a new law that makes favorable adjustments in the gaming tax structure for marketing-related expenses to allow existing casinos to improve their market competitiveness.  As a result of the legislation, East Chicago saved $0.8 million in gaming taxes during the 2013 second quarter.

Consolidated Adjusted EBITDA margin increased from 30.4% in the second quarter of 2012 to 31.5% in the current-year second quarter.  All of our properties improved their respective Adjusted EBITDA margins year over year, with Jackpot and Council Bluffs increasing 3.9 percentage points and 2.8 percentage points, respectively.  The consolidated Adjusted EBITDA margin for the 2013 second quarter was favorably affected by 0.3 percentage point from the reduced gaming taxes in East Chicago.  Excluding the tax reduction, our consolidated second quarter Adjusted EBITDA margin would have still been a record for the quarter.  We generated operating income of $61.1 million in the second quarter of 2013, compared to $59.0 million in the same period of 2012.  Current-year operating income was adversely impacted by $1.3 million of expenses associated with the pending merger and $0.4 million of pre-opening costs associated with our Lake Charles development project.

For the quarter ended June 30, 2013, we reported net income of $20.0 million, compared to net income of $17.6 million for the same period in 2012.  The year-over-year improvement in net income was mostly attributable to enhanced operating efficiencies at all our properties, which more than offset the decrease in net revenues, the merger-related costs and Lake Charles pre-opening costs in the current period.  Diluted earnings per share were $0.57 for the second quarter of 2013, compared to $0.51 in the prior-year second quarter.  Adjusted EPS of $0.60 for the quarter ended June 30, 2013 represents an increase of $0.09 over Adjusted EPS of $0.51 for the 2012 second quarter.

Ameristar Casino Resort Spa Lake Charles

Construction of Ameristar Casino Resort Spa Lake Charles began on July 20, 2012 and the property is expected to open in the third quarter of 2014.  The cost of the project (including the purchase price) is expected to be between $570 million and $580 million, excluding capitalized interest and pre-opening expenses.  Through June 30, 2013, total invested capital in the Lake Charles project was $213.9 million, including purchase price, capital expenditures and escrow deposits.

Pending Merger with Pinnacle Entertainment, Inc.

As previously announced, on Dec. 20, 2012, Ameristar Casinos, Inc. entered into an agreement and plan of merger with Pinnacle Entertainment, Inc. pursuant to which Pinnacle will acquire all of the outstanding common shares of Ameristar for $26.50 per share in cash.  Ameristar’s stockholders approved the acquisition on April 25, 2013.

On May 28, 2013, the FTC filed an administrative complaint alleging that the proposed acquisition would reduce competition and lead to higher prices and lower quality for customers in the St. Louis, Missouri and Lake Charles, Louisiana areas in violation of U.S. antitrust law.  On June 17, 2013, Pinnacle publicly announced that it had reached an agreement in principle with the Bureau of Competition Staff of the FTC that, subject to negotiation of a consent order, FTC approval and gaming regulatory approvals, would permit the consummation of the proposed acquisition. Under the agreement in principle, after the closing of the Ameristar transaction, Pinnacle intends to sell Ameristar’s casino hotel development project in Lake Charles, Louisiana, and Pinnacle’s Lumière Place Casino, HoteLumière and the Four Seasons Hotel in St. Louis, Missouri, subject to gaming regulatory approvals. The consummation of the merger is expected to occur in August 2013, subject to various conditions, including, among others, reaching definitive agreement with the FTC on the consent order.  No assurance can be given that the proposed acquisition will be completed.

Additional Financial Information

Cash and Cash Equivalents.  At June 30, 2013, total cash was $91.6 million, representing an increase of $2.2 million from total cash as of Dec. 31, 2012.

Debt.  At June 30, 2013, the face amount of our outstanding debt was $1.92 billion.  Net borrowings in the second quarter of 2013 totaled $1.0 million.  As of June 30, 2013, we had $478.6 million available for borrowing under the revolving credit facility.  At June 30, 2013, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 6.00:1.  As of that date, our Total Net Leverage Ratio was 5.21:1.

Capital Expenditures.  For the quarters ended June 30, 2013 and 2012, capital expenditures totaled $88.7 million and $20.3 million, respectively.  Second quarter 2013 capital expenditures included $69.6 million associated with the Lake Charles construction project.

Dividends.  During the second quarter of 2013, our Board of Directors declared a cash dividend of $0.125 per share, which we paid on June 14, 2013.

Discontinued Financial Outlook.  As a result of Ameristar’s pending merger with Pinnacle, which is expected to close in August 2013, Ameristar will not provide guidance as to its expected financial performance for the third quarter of 2013 or for any period going forward during the pendency of the merger.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should,” “could,” “would,” “will” or words of similar meaning, with reference to Ameristar or our management.  Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements.  It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct.    For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions.  Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines.  Our 7,400 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests.  We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings.  Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market.  We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES:
Casino	$297,723	$303,356	$601,701	$623,063
Food and beverage	31,865	33,250	66,400	67,940
Rooms	19,202	19,485	37,976	38,758
Other	7,178	7,060	13,985	13,967
	355,968	363,151	720,062	743,728
Less: promotional allowances	(64,680)	(66,897)	(133,695)	(135,341)
Net revenues	291,288	296,254	586,367	608,387

OPERATING EXPENSES:
Casino	127,306	132,254	259,532	269,356
Food and beverage	13,617	13,050	27,319	27,181
Rooms	1,952	1,853	3,695	3,898
Other	2,451	2,531	4,697	4,883
Selling, general and administrative	59,587	59,994	121,539	121,040
Depreciation and amortization	25,283	26,999	50,430	53,520
Impairment of fixed assets	—	—	23	—
Net (gain) loss on disposition of assets	(21)	550	(30)	228
Total operating expenses	230,175	237,231	467,205	480,106

Income from operations	61,113	59,023	119,162	128,281

OTHER INCOME (EXPENSE):
Interest income	3	12	5	33
Interest expense, net of capitalized interest	(28,143)	(28,821)	(56,776)	(55,706)
Other	—	(112)	—	834

INCOME BEFORE INCOME TAX PROVISION	32,973	30,102	62,391	73,442
Income tax provision	12,998	12,480	24,438	14,454
NET INCOME	$19,975	$17,622	$37,953	$58,988

EARNINGS PER SHARE:
Basic	$0.60	$0.53	$1.15	$1.79
Diluted	$0.57	$0.51	$1.08	$1.73

CASH DIVIDENDS DECLARED PER SHARE	$0.125	$0.125	$0.250	$0.250

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	33,046	33,020	33,012	32,939
Diluted	35,125	34,255	35,004	34,138

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	June 30, 2013		December 31, 2012
Balance sheet data
Cash and cash equivalents	$91,560		$89,392
Total assets	$2,157,420		$2,074,274
Total debt, including net discount of $975 and $926	$1,916,165		$1,917,979
Stockholders’ equity (deficit)	$17,523		$(22,259)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Consolidated cash flow information
Net cash provided by operating activities	$44,847	$43,846	$120,467	$115,817
Net cash used in investing activities	$(75,445)	$(19,891)	$(110,812)	$(53,111)
Net cash (used in) provided by financing activities	$(2,616)	$18,843	$(7,487)	$(12,898)

Net revenues
Ameristar St. Charles	$64,763	$66,135	$130,453	$134,344
Ameristar Kansas City	50,245	52,048	102,162	108,396
Ameristar Council Bluffs	41,463	41,132	83,487	84,839
Ameristar Black Hawk	40,483	39,839	78,814	79,161
Ameristar Vicksburg	28,973	30,545	59,244	62,822
Ameristar East Chicago	50,605	52,357	104,466	109,876
Jackpot Properties	14,756	14,198	27,741	28,949
Consolidated net revenues	$291,288	$296,254	$586,367	$608,387

Operating income (loss)
Ameristar St. Charles	$16,144	$16,953	$32,237	$36,016
Ameristar Kansas City	14,625	14,988	29,779	32,907
Ameristar Council Bluffs	15,888	14,749	31,778	31,629
Ameristar Black Hawk	10,871	10,435	19,891	20,560
Ameristar Vicksburg	10,086	10,300	20,756	22,208
Ameristar East Chicago	7,234	5,089	15,099	13,577
Jackpot Properties	3,415	2,700	5,689	6,023
Corporate and other	(17,150)	(16,191)	(36,067)	(34,639)
Consolidated operating income	$61,113	$59,023	$119,162	$128,281

Adjusted EBITDA
Ameristar St. Charles	$23,470	$23,891	$46,769	$49,612
Ameristar Kansas City	18,273	18,826	37,073	40,289
Ameristar Council Bluffs	17,975	16,696	35,918	35,736
Ameristar Black Hawk	15,347	14,988	28,832	29,524
Ameristar Vicksburg	13,718	14,000	28,039	29,622
Ameristar East Chicago	10,451	10,217	21,570	23,209
Jackpot Properties	4,774	4,042	8,400	8,751
Corporate and other	(12,145)	(12,503)	(25,090)	(24,610)
Consolidated Adjusted EBITDA	$91,863	$90,157	$181,511	$192,133

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating income margins (1)
Ameristar St. Charles	24.9%	25.6%	24.7%	26.8%
Ameristar Kansas City	29.1%	28.8%	29.1%	30.4%
Ameristar Council Bluffs	38.3%	35.9%	38.1%	37.3%
Ameristar Black Hawk	26.9%	26.2%	25.2%	26.0%
Ameristar Vicksburg	34.8%	33.7%	35.0%	35.4%
Ameristar East Chicago	14.3%	9.7%	14.5%	12.4%
Jackpot Properties	23.1%	19.0%	20.5%	20.8%
Consolidated operating income margin	21.0%	19.9%	20.3%	21.1%

Adjusted EBITDA margins (2)
Ameristar St. Charles	36.2%	36.1%	35.9%	36.9%
Ameristar Kansas City	36.4%	36.2%	36.3%	37.2%
Ameristar Council Bluffs	43.4%	40.6%	43.0%	42.1%
Ameristar Black Hawk	37.9%	37.6%	36.6%	37.3%
Ameristar Vicksburg	47.3%	45.8%	47.3%	47.2%
Ameristar East Chicago	20.7%	19.5%	20.6%	21.1%
Jackpot Properties	32.4%	28.5%	30.3%	30.2%
Consolidated Adjusted EBITDA margin	31.5%	30.4%	31.0%	31.6%

(1)         Operating income margin is operating income as a percentage of net revenues.

(2)         Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Three Months Ended June 30, 2013

	Operating Income (Loss)	Depreciation and Amortization	Gain on Disposition of Assets	Stock-Based Compensation	Merger-Related Costs	Non-Capitalizable Lake Charles Development Costs	Adjusted EBITDA
Ameristar St. Charles	$16,144	$7,181	$(19)	$164	$—	$—	$23,470
Ameristar Kansas City	14,625	3,545	—	103	—	—	18,273
Ameristar Council Bluffs	15,888	1,937	—	150	—	—	17,975
Ameristar Black Hawk	10,871	4,371	—	105	—	—	15,347
Ameristar Vicksburg	10,086	3,500	—	132	—	—	13,718
Ameristar East Chicago	7,234	3,104	—	113	—	—	10,451
Jackpot Properties	3,415	1,236	(2)	125	—	—	4,774
Corporate and other	(17,150)	409	—	2,888	1,274	434	(12,145)
Consolidated	$61,113	$25,283	$(21)	$3,780	$1,274	$434	$91,863

Three Months Ended June 30, 2012

	Operating Income (Loss)	Depreciation and Amortization	Loss (Gain) on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding Reimbursements	Adjusted EBITDA
Ameristar St. Charles	$16,953	$6,789	$—	$149	$—	$—	$23,891
Ameristar Kansas City	14,988	3,748	1	89	—	—	18,826
Ameristar Council Bluffs	14,749	2,022	—	114	—	(189)	16,696
Ameristar Black Hawk	10,435	4,453	—	100	—	—	14,988
Ameristar Vicksburg	10,300	3,575	(1)	126	—	—	14,000
Ameristar East Chicago	5,089	4,411	609	108	—	—	10,217
Jackpot Properties	2,700	1,289	(59)	112	—	—	4,042
Corporate and other	(16,191)	712	—	2,852	124	—	(12,503)
Consolidated	$59,023	$26,999	$550	$3,650	$124	$(189)	$90,157

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.

This expense is included in selling, general and administrative expenses in the Company’s consolidated statements of income.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Six Months Ended June 30, 2013

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Merger-Related Costs	Non-Capitalizable Lake Charles Development Costs	Adjusted EBITDA
Ameristar St. Charles	$32,237	$14,223	$(19)	$328	$—	$—	$46,769
Ameristar Kansas City	29,779	7,066	22	206	—	—	37,073
Ameristar Council Bluffs	31,778	3,835	5	300	—	—	35,918
Ameristar Black Hawk	19,891	8,719	12	210	—	—	28,832
Ameristar Vicksburg	20,756	7,044	(25)	264	—	—	28,039
Ameristar East Chicago	15,099	6,246	—	225	—	—	21,570
Jackpot Properties	5,689	2,464	(2)	249	—	—	8,400
Corporate and other	(36,067)	833	—	5,749	3,449	946	(25,090)
Consolidated	$119,162	$50,430	$(7)	$7,531	$3,449	$946	$181,511

Six Months Ended June 30, 2012

	Operating Income (Loss)	Depreciation and Amortization	Loss (Gain) on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding Reimbursements	Adjusted EBITDA
Ameristar St. Charles	$36,016	$13,448	$(150)	$298	$—	$—	$49,612
Ameristar Kansas City	32,907	7,298	(94)	178	—	—	40,289
Ameristar Council Bluffs	31,629	4,013	—	227	—	(133)	35,736
Ameristar Black Hawk	20,560	8,831	(76)	209	—	—	29,524
Ameristar Vicksburg	22,208	7,159	(1)	256	—	—	29,622
Ameristar East Chicago	13,577	8,806	608	218	—	—	23,209
Jackpot Properties	6,023	2,562	(59)	225	—	—	8,751
Corporate and other	(34,639)	1,403	—	7,399	1,227	—	(24,610)
Consolidated	$128,281	$53,520	$228	$9,010	$1,227	$(133)	$192,133

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.

This expense is included in selling, general and administrative expenses in the Company’s consolidated statements of income.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net income, a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$19,975	$17,622	$37,953	$58,988
Income tax provision	12,998	12,480	24,438	14,454
Interest expense, net of capitalized interest	28,143	28,821	56,776	55,706
Interest income	(3)	(12)	(5)	(33)
Other	—	112	—	(834)
Net (gain) loss on disposition of assets	(21)	550	(30)	228
Impairment of fixed assets	—	—	23	—
Depreciation and amortization	25,283	26,999	50,430	53,520
Stock-based compensation	3,780	3,650	7,531	9,010
Merger-related costs	1,274	—	3,449	—
Non-capitalizable Lake Charles development costs	434	—	946	—
Deferred compensation plan expense	—	124	—	1,227
Net river flooding reimbursements	—	(189)	—	(133)
Adjusted EBITDA	$91,863	$90,157	$181,511	$192,133

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Shares in Thousands) (Unaudited)

The following table sets forth a reconciliation of diluted earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Diluted earnings per share (EPS)	$0.57	$0.51	$1.08	$1.73
Merger-related costs	0.02	—	0.06	—
Non-capitalizable Lake Charles development costs	0.01	—	0.02	—
Cumulative effect from income tax elections	—	—	—	(0.46)
Adjusted diluted earnings per share (Adjusted EPS)	$0.60	$0.51	$1.16	$1.27

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	35,125	34,255	35,004	34,138

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors.  The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees.  Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations.  Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, merger-related costs, non-

capitalizable development costs and net river flooding reimbursements.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  The foregoing tables reconcile Adjusted EBITDA to operating income and net income, based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the cumulative effect from tax elections, merger-related costs and non-capitalizable development costs.  Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations.  Adjusted EPS is a significant factor in the internal evaluation of total Company performance.  Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company.  In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release.  The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations.  Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP.  Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure.  Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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